KNOW ALL MEN BY THESE PRESENTS:

         That I, ANNE ANGELL, hereinafter called "Grantor", 5060 Park Street Las Vegas, Nevada 89129, have made constituted and appointed and by these presents do make, constitute and appoint; RICHARD L. ANGELL, hereinafter called "Appointee", my _______ (Set forth description of relationship); of 5060 Park Street, Las Vegas, Nevada 89129, my true and lawful attorney, for me and in my name, place and stead, and for my use and benefit, to ask demand, sue for, recover, collect and receive all such sums of money, debts, dues, accounts, legacies, bequests, interests, dividends, annuities and demands whatsoever as are now, or shall hereafter become due, owing, payable or belonging to me, and have, use and take all lawful ways and means in my name or otherwise for the recovery thereof, by attachments, arrests, distress or otherwise, and to compromise and agree for be same, and acquittance or other sufficient discharges for the same, for me and in my name, to make, seal and deliver; to bargain, contract, agree for, purchase, receive, and take lands, tenements, hereditaments and accept the seizing and possession of all lands and all deeds and other assurances in the law therefore, and to lease, let, demise, bargain, sell, remise, release, convey, mortgage and hypothecate lands, tenements and hereditaments upon such terms and conditions, and under such covenants, as __ he shall think fit.

Also, to bargain and agree for, buy, sell, mortgage, hypothecate and in any and every way and manner deal in and with goods, ware and merchandise, chooses in action and other property in possession or in action, and to make, do, and transact all and every kind of business of whatever nature or whatsoever, and also for me and in my name and as my act and deed, to sign, seal, execute, deliver and acknowledge such deeds, leases and assignments of leases, convenants, indentures, agreements, mortgages, hypothecation, bottomries, charter-parties, bill of lading, bills, bonds, notes, stock certificates, drafts and checks, receipts, evidence of debts, releases and satisfaction of mortgages, judgment and other debts, and such other instruments in writing of whatever find and nature as may be necessary or proper in the premises.

Giving and granting unto my said attorney full power and authority to do and perform all and every act and thing whatsoever required and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do if personally present with full power of substitution or revocation, hereby ratifying and confirming all that my said attorney, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of these presents. This power of Attorney is not affected by the subsequent disability of the principal.

I hereby agree to accept the appointment as attorney-in-fact, pursuant to the foregoing Power of Attorney.

Richard Angell
--------------
Appointee's Signature

In Witness Whereof, I/We have hereunto set my hand/or hands this __ day of _____, 19__.

ANNE ANGELL
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Signature of Grantor

STATE OF NEVADA
COUNTY OF CLARK

On this 19 day of November, 1998.
Personally appeared before me, a Notary Public.
Anne Angell.


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